Exhibit 16.1

October 5, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by NKGen Biotech, Inc. (formerly known as Graf Acquisition Corp. IV) included under Item 4.01 of its Form 8-K dated October 5, 2023. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on September 29, 2023. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York